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                                                                      EXHIBIT 12

                            MERITOR AUTOMOTIVE, INC.

                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          YEAR ENDED SEPTEMBER 30, 1998

                 (Amounts in millions of dollars, except ratios)

Earnings Available for Fixed Charges:
         Pre-tax income from continuing operations                        $ 245

         Adjustments:
             Undistributed income of affiliates                             (28)
             Minority interest in loss of subsidiaries                       11
                                                                          -----
                                                                            228

Add fixed charges included in earnings:
         Interest expense                                                    43
         Interest element of rentals                                          8
                                                                          -----
                  Total                                                      51

         Total earnings available for fixed charges:                      $ 279
                                                                          -----

Fixed charges:

         Fixed charges included in earnings                               $  51
         Capitalized interest                                                 0
                                                                          -----

         Total fixed charges                                              $  51


Ratio of earnings to fixed charges (1)                                      5.5


(1) "Earnings" are defined as pre-tax income from continuing operations, adjusted for income or loss attributable to minority interest in subsidiaries, undistributed earnings of less-than-majority-owned subsidiaries, and fixed charges excluding capitalized interest. "Fixed charges" are defined as interest on borrowings (whether expensed or capitalized) and that portion of rental expense applicable to interest.